Exhibit 5.3
Montreal, February 11, 2011
Novelis Inc.
3560 Lenox Road
Suite 2000
Atlanta, Georgia 30326

RE:	Novelis Inc./Offer to Exchange Senior Notes due 2017 and 2020 Our File: 123048-00465
Dear Sirs, Mesdames,
We have acted as special counsel in the Province of Québec to Novelis No. 1 Limited Partnership (“Novelis LP”) in connection with the proposed offer by Novelis Inc. (“Novelis”) to exchange (i) up to US$1,100,000,000 aggregate principal amount of 8.375% senior notes due 2017 (collectively, the "2017 New Notes”) and the guarantees thereof which have been registered in the United States under the Securities Act of 1933 (the “US Securities Act”), as amended for any and all of Novelis’ outstanding 8.375% senior notes due 2017 (collectively, the “2017 Old Notes”) and the guarantees thereof and (ii) up to US$1,400,000,000 aggregate principal amount of 8.75% senior notes due 2020 (collectively, the “2020 New Notes” and together with the 2017 New Notes, the “New Notes”) and the guarantees thereof which have been registered in the United States under the US Securities Act for any and all of Novelis’ outstanding 8.75% senior notes due 2020 (the “2020 Old Notes” and together with the 2017 Old Notes, the “Old Notes”). The New Notes are offered and sold pursuant to a registration rights agreement (the “Registration Rights Agreement”) dated as of December 17, 2010 by and among Novelis, the subsidiary guarantors, including Novelis LP (the “Guarantors”) and Citigroup Global Markets Inc. (the “Representative”), acting on behalf of itself and as representative of several Purchasers (as defined therein and hereinafter, the “Initial Purchasers”).
We understand that the Old Notes and the New Notes were created and issued pursuant to indentures by and among Novelis, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) dated as of December 17, 2010 (the “Indentures”) and that pursuant to the respective Sections 10.01 of the Indentures, each Guarantor agrees, jointly and severally with the other Guarantors, to guarantee the full and prompt payment of the principal of, premium, if any, and interest on the New Notes (the “Guarantees”).
We further understand that the New Notes are being issued in global form without interest coupons (the “Global Notes”).
We further understand that in order to evidence the Guarantees, a notation of each such Guarantee in substantially the form included in Exhibit E to the Indentures will be endorsed on each Global Note authenticated and delivered by the Trustee (the “Notations”).

We further understand that pursuant to the Registration Right Agreement, Novelis is not required to make a registered exchange offer in any province or territory of Canada or to accept Old Notes surrendered by residents of Canada in the registered exchange offer unless the distribution of the New Notes pursuant to such offer can be effected pursuant to exemptions from the registration and prospectus requirements of the applicable securities laws of such province or territory.
1.	DOCUMENTS EXAMINED AND ENQUIRIES MADE
1.1	For the purposes of this opinion, we have examined and relied on the following documents:
(a)	the Registration Statement under the US Securities Act of Novelis on Form S-4 filed with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”);
(b)	the Indentures;
(c)	the Registration Rights Agreement;
(d)	the form of Global Notes and the form of Notations to be endorsed thereon;
(e)	a certificate of the Secretary of 4260848 Canada Inc. (“GP”) as general partner of Novelis LP, dated December 17, 2010 attached hereto as Exhibit A, as to certain matters of fact to which a copy of the resolution (the “Resolution”) of the board of directors of GP with respect to the documents named above and a copy of the limited partnership agreement with respect to Novelis LP (the “LP Agreement”) are attached;
(f)	a power of attorney executed by the GP, in its capacity as general partner of Novelis LP, dated December 3, 2010 with respect to, among others, the execution of the Indentures, the Registration Rights Agreement and the Guarantees (the “Power of Attorney”);
(g)	a “certificat d’attestation” issued by the Registraire des entreprises (Québec) in respect of Novelis LP dated December 16, 2010;
(h)	a certificate of compliance issued by Industry Canada with respect to the GP dated February 10, 2011; and
(i)	all such corporate and public records, certificates, instruments, deeds and other documents as we have deemed relevant or necessary to enable us to express the opinions hereinafter set forth.
For the purposes hereof, the Indentures and the Notations are collectively referred to herein as the “Documents”.

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1.2	We have not reviewed nor have we assisted in the preparation of, nor have we reviewed any other agreements in connection with the above noted transaction and no opinion is expressed as to the accuracy, completeness or fairness of such other agreements.
1.3	We are qualified to practice law only in the Province of Québec (Canada) and do not purport to be experts, nor to express any opinion herein, concerning any law other than the laws of the Province of Québec and the federal laws of Canada applicable therein (hereafter referred to as “Québec Laws”).
2.	ASSUMPTIONS AND RELIANCES
2.1	In giving this opinion, we have not performed any independent verification of factual matters, other than as set out in this opinion. Without limiting the generality of the foregoing, in providing this opinion, we have, with your approval, relied upon the officer certificate described in Section 1.1(e) above as to the factual matters set forth therein and have not performed any independent check or verification of such factual matters. For the purposes of the opinions expressed in Section 3.1 below, we have relied upon the “certificat d’attestation” mentioned in Section 1.1(g) and have assumed that such “certificat d’attestation” could be issued and dated as of the date hereof. We have also assumed the accuracy, truth and completeness of the filing systems and other public records maintained by the public offices and registries where we have searched or inquired or have caused searches or inquiries to be made and of the information provided to us by appropriate government, regulatory or other like official with respect to those matters referred to therein. In giving this opinion, we have also assumed that the Notations, whether endorsed on the Global Notes, on any certificated notes (the “Definitive Notes”) to be issued in exchange for the Global Notes pursuant to Section 2.01(e) of the respective Indentures, or on any replacement Global Note or Definitive Note to be issued in replacement of a Global Note or Definitive Note, as the case may be, which has been destroyed, lost or stolen, pursuant to Section 2.07 of the respective Indentures, upon execution and delivery of any such Global Note, Definitive Note or replacement Global Note or Definitive Note in accordance with the Indentures, will be validly executed by each of the parties thereto in accordance with the applicable laws.
3.	OPINIONS
Based upon and subject to the foregoing and subject to the qualifications set out below, it is our opinion that under the present Québec Laws:
3.1	Status: Novelis LP is registered under An Act Respecting the Legal Publicity of Sole Proprietorships, Partnerships and Legal Persons (Québec) and is not in default for failure to file annual declarations thereunder or to respond to a request under Section 38 of said Act.
3.2	Due authorization: As at the date of the execution of the Indentures, all necessary actions had been taken by Novelis LP and GP pursuant to the LP Agreement and Québec Laws to authorize the execution and delivery of the Indentures to which

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Novelis LP is a party and the performance of its obligations thereunder, including without limitation under the Guarantees.
3.3	Execution and Delivery: The Indentures have been duly executed and delivered by Novelis LP, acting and represented by GP, to the extent execution and delivery are governed by Québec Laws.
3.4	Validity of the Choice of law: The choice of the law of New York specified in the Indentures would be upheld and would be applied by a court of competent jurisdiction in the Province of Québec (a “Québec Court”) in any proceedings properly brought before such court for the enforcement or interpretation of the Indentures provided that, (a) in matters of procedure, the Québec Laws will be applied, (b) those rules of law in force in the Province of Québec which are applicable by reason of their particular object will be applied, (c) the provisions of the law of New York will not be applied if the application would be manifestly inconsistent with public order as understood in international relations, (d) to the extent that the Indentures do not contain any foreign element, it will remain subject to mandatory provisions of the law of the country which would apply if none were designated, (e) the Québec Court will not apply the rules of the law of New York governing conflict of laws, (f) the law of New York is both pleaded and proven as a fact at the Québec Court and (g) where legitimate and manifestly preponderant interests so require, effect may be given to a mandatory provision of the law of another country (in the sense of another jurisdiction, state or country) with which the situation is closely connected and in deciding whether to do so, the Québec Court will give consideration to the purpose of the provision and the consequences of its application. A Québec Court will retain discretion to decline to hear such action if it is contrary to public order for it to do so, or if it is not the proper forum to hear such an action, or if concurrent proceedings are properly being brought elsewhere.
3.5	Enforceability of Foreign Judgments: Any final and conclusive judgment in personam obtained against Novelis LP in a court of competent jurisdiction in respect of the Documents (the “Foreign Judgment”) may be enforced in a court of the Province of Québec by the filing of an application for recognition and enforcement without consideration of the merits, provided that:
a)	the foreign court which rendered such Foreign Judgment has established jurisdiction over Novelis LP pursuant to the rules provided in Title Four of Book Ten of the Civil Code of Québec;
b)	such Foreign Judgment was not obtained by fraud and was not rendered in contravention of the fundamental principles of procedure or the rules of law in force in the Province of Québec which are applicable by reason of their particular object;
c)	such Foreign Judgment is for a fixed sum of money which is not to be determined at a future time and the enforcement of the judgment in Québec does not constitute, directly or indirectly, the enforcement of laws characterized by the

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applicable court in the Province of Québec as being taxation legislation (unless, in such case, there is reciprocity) or of penal nature;
d)	such Foreign Judgment was not obtained contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Act (Canada);
e)	the outcome of such Foreign Judgment is not manifestly inconsistent with public order as understood in international relations;
f)	no proceeding between the same parties, based on the same facts and having the same object as the Foreign Judgment, has given rise to a decision rendered in the Province of Québec having acquired or not the authority of a final judgment, is pending before a Quebec authority, in first instance, or has been decided in another jurisdiction and the decision meets the necessary conditions for recognition under the laws of the Province of Québec;
g)	in addition to the foregoing, the following limitations are applicable to the recognition by a Québec Court of a Foreign Judgment; (y) a Foreign Judgment rendered by default may not be recognised by a Québec Court unless it is established that the act of procedure initiating the proceeding was duly served on the defaulting party in accordance with the laws of the jurisdiction where the judgment was rendered, subject to the ability of the defaulting party to establish that, owing to the circumstances, it was unable to learn of the act of procedure initiating the proceedings or that it was not given sufficient time to offer its defence, and (z) where a Foreign Judgment orders a debtor to pay a sum of money expressed in a foreign currency, a Québec Court will convert the sum into Canadian currency at the rate of exchange prevailing on the date the judgment became enforceable at the place where it was rendered. The determination of interest payable under a Foreign Judgment is governed by the law of the authority that rendered the decision until its conversion.
4.	QUALIFICATIONS
In addition to the herein contained qualifications, our opinions expressed herein may be limited by applicable bankruptcy, insolvency, winding-up, reorganization, moratorium, prescription or other laws of general application, affecting creditors’ rights from time to time in effect.
This opinion is made as of the date hereof and we do not undertake to provide any updates in respect of the matters discussed herein. We understand that King & Spalding LLP will be relying on this opinion for the purpose of opinions to be given by it in connection this offering. This opinion may be relied upon only by the addressees hereof, their successors and permitted assigns for the purposes of the transactions contemplated by this opinion. This opinion may not be relied upon by any other person or for any other purpose, nor may it be quoted in whole or in part or otherwise referred to by any other person, without our prior written consent.
Yours truly,
/s/ Lavery de Billy, L.L.P.

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